Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

- Net Income Rises 17%-

ATLANTA, November 2, 2005 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and nine-month periods ended September 30, 2005.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004		2005	2004
Net revenues	$113,235	$117,000	(3.2%)	$329,057	$326,966	0.6%
Station operating income (1)	51,248	48,526	5.6%	139,193	131,812	5.6%
Station operating income margin (2)	45.3%	41.5%	—	42.3%	40.3%	—
Operating income	$42,498	$37,787	12.5%	$114,168	$105,942	7.8%
Net income	21,457	18,361	16.9%	55,816	49,701	12.3%
Net income per common share – diluted	$0.21	$0.18	16.7%	$0.55	$0.49	12.2%
Free cash flow (3)	28,452	26,504	7.3%	74,400	69,177	7.6%

(1)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(2)	Station operating income margin is station operating income as a percentage of net revenues.
(3)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

“I’m pleased with the sound results our stations turned in this quarter, producing operating leverage in a soft revenue environment,” commented Robert F. Neil, President and Chief Executive Officer. “Excluding the impact of the discontinuation of the Atlanta Braves broadcasting agreement, our net revenues increased 2% for the quarter, outpacing the revenue growth of our markets, as well as the industry as a whole. We actively managed our costs, spent dollars where we needed to, and delivered station operating income growth of almost 6%.”

Operating Results – Third Quarter 2005

Net revenues for the third quarter of 2005 were $113.2 million, down 3.2% from the third quarter of 2004. Excluding third quarter 2004 revenues of $5.8 million attributable to the discontinued Atlanta Braves broadcasting agreement, our net revenues were up 1.8%. Local revenues decreased 2.3% and national revenues decreased 7.0% as compared to the third quarter of 2004. Our stations in Miami, Tampa, Houston, and San Antonio delivered solid growth during the third quarter of 2005. Those increases were partially offset by results of our stations in Orlando, Jacksonville, Southern Connecticut, Louisville, and Richmond where net revenues were down for the quarter. In Atlanta, net revenues were down 11.3% for the third quarter primarily as a result of the discontinuation of the Atlanta Braves broadcasting agreement in 2004. Net revenues excluding revenues attributable to the discontinuation of the Atlanta Braves broadcasting agreement is not a measure of performance calculated in accordance with GAAP. Please see page 7 for narrative pertaining to the use of non-GAAP financial measures.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services decreased $6.5 million, or 23.5%, to $21.3 million primarily due to the discontinuation of the Atlanta Braves broadcasting agreement which included costs of approximately $6.3 million in the third quarter of 2004.

Selling, general and administrative expenses are comprised of our sales, promotion and general and administrative departments. Selling, general and administrative expenses increased $0.8 million to $41.4 million, an increase of 2.0% over the third quarter of 2004. This was primarily a result of expenses related to restricted stock and performance units awarded under our Long Term Incentive Plan (LTIP) in the first quarter of 2005. This increase was partially offset by a decrease in promotions expense.

Corporate general and administrative expenses increased $0.6 million to $5.1 million, an increase of 14.2% compared to the third quarter of 2004 primarily as a result of additional compensation expense related to the issuance of restricted stock and performance units awarded under our LTIP in the first quarter of 2005.

Operating income for the third quarter of 2005 was $42.5 million, an increase of $4.7 million, or 12.5% compared to the third quarter of 2004, primarily as a result of a $3.1 million loss on loan guarantee recorded in the third quarter of 2004 and for the reasons discussed above.

Interest expense during the third quarter of 2005 totaled $6.6 million, as compared to $7.5 million for the third quarter of 2004. This decrease was the result of lower overall outstanding debt, as well as a lower overall average borrowing rate due to the repayment at maturity of the $100.0 million principal amount of our 6.375% notes in May 2005 with proceeds from our five-year revolving credit facility. The average rate on our credit facility was 4.3% during the third quarter of 2005 and 2.2% during the third quarter of 2004.

Income tax expense increased approximately $2.6 million to $14.5 million in the third quarter of 2005 compared to $11.8 million in the third quarter of 2004. This increase was primarily due to an increase in operating income and a decrease in interest expense. The effective tax rate for the third quarter of 2005 was 40.3%, as compared to 39.2% for the third quarter of 2004.

Net income increased $3.1 million to $21.5 million for the third quarter of 2005, as compared to the third quarter of 2004, for the reasons discussed above.

Capital expenditures for the third quarter of 2005 totaled $3.1 million.

Operating Results – First Nine Months of 2005

Net revenues for the first nine months of 2005 were $329.1 million, up 0.6% from the first nine months of 2004. Excluding 2004 revenues attributable to the discontinued Atlanta Braves broadcasting agreement of $11.5 million, our net revenues were up 4.3% for the first nine months of 2005. Local revenues increased 0.6% and national revenues increased 0.2% as compared to the first nine months of 2004. Our stations in Miami, Tampa, San Antonio, and Dayton delivered solid growth during the first nine months of 2005. Those increases were partially offset by results for our stations in Richmond, Birmingham, and Louisville where revenues were down for the first nine months of 2005. In Atlanta, net revenues were down 7.7% for the first nine months of 2005 primarily as a result of the discontinuation of the Atlanta Braves broadcasting agreement in 2004.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services decreased $10.4 million, or 13.9%, to $64.2 million primarily due to the discontinuation of the Atlanta Braves broadcasting agreement, which included costs of $12.5 million in the first nine months of 2004. This decrease was partially offset by increased music license fees and higher programming expenses in the first nine months of 2005.

Selling, general and administrative expenses are comprised of our sales, promotion and general and administrative departments. Selling, general and administrative expenses increased $6.8 million to $127.4 million, or 5.6% compared to the first nine months of 2004. This was primarily a result of higher sales commissions due to higher revenues in the first nine months of 2005, as compared to the first nine months of 2004, and expenses related to restricted stock and performance units awarded under our LTIP in the first quarter of 2005.

Corporate general and administrative expenses increased $1.2 million to $14.9 million, or 8.9% compared to the first nine months of 2004 as a result of additional compensation expense related to the issuance of restricted stock and performance units awarded under our LTIP in the first quarter of 2005.

Operating income for the first nine months of 2005 was $114.2 million, an increase of $8.2 million, or 7.8% compared to the first nine months of 2004, for the reasons discussed above and as a result of a $3.1 million loss on loan guarantee in the third quarter of 2004.

Interest expense during the first nine months of 2005 totaled $20.8 million, as compared to $23.1 million for the first nine months of 2004. This decrease was the result of lower overall outstanding debt, as well as a lower overall average borrowing rate due to the repayment at maturity of the $100.0 million principal amount of our 6.375% notes in May 2005 with proceeds from our five-year revolving credit facility. The average rate on our credit facility was 3.8% during the first nine months of 2005 and 1.9% during the first nine months of 2004.

Income tax expense increased approximately $4.7 million to $37.5 million in the first nine months of 2005 compared to $32.9 million in the first nine months of 2004. This increase was due primarily to the increase in operating income and decrease in interest expense described above. The effective tax rates for the first nine months of 2005 and 2004 were 40.2% and 39.8%, respectively.

Net income increased $6.1 million to $55.8 million for the first nine months of 2005, as compared to the first nine months of 2004, for the reasons discussed above.

Capital expenditures for the first nine months of 2005 totaled $8.4 million.

Cox Radio had consolidated debt of $415.1 million at September 30, 2005 and generated $166.7 million of consolidated operating cash flow during the twelve months ended September 30, 2005. As a result, the ratio of consolidated debt to consolidated operating cash flow was 2.5x at September 30, 2005. Please see the attached table for (1) a reconciliation of consolidated debt, a non-GAAP financial measure, to balance sheet debt, the most directly comparable GAAP financial measure; and (2) a reconciliation of consolidated operating cash flow, a non-GAAP financial measure, to operating income, the most directly comparable GAAP financial measure.

Other Matters

On August 24, 2005, Cox Radio’s Board of Directors authorized a share repurchase program of up to $100.0 million. As of September 30, 2005, Cox Radio had purchased 0.6 million shares for an aggregate purchase price of $9.0 million, including commissions and fees, at an average price of $15.07 per share.

On October 31, 2005, the Compensation Committee of the Board of Directors approved the acceleration of the vesting of all of Cox Radio’s unvested “out of the money” stock options granted under our LTIP from January 2001 through October 31, 2005. Unvested stock option awards with respect to approximately 4.7 million shares of Class A Common Stock were subject to this vesting acceleration. However, the Compensation Committee left the exercise date of these options, and all other terms of the awards, unchanged. The purpose of accelerating the vesting of these options is to allow Cox Radio to avoid recognition of compensation expense associated with these options in future periods as the exercise prices exceeded the market value of the underlying stock on October 31, 2005.

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 79 stations (66 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its results on Wednesday, November 2nd at 2:00 p.m. Eastern Time. To access the teleconference, please dial 973-935-8513 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of Cox Radio’s website, located at www.coxradio.com. If you cannot listen to the teleconference at its normal time, there will be a replay available through Wednesday, November 9, 2005, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 6563424. The webcast will also be archived on Cox Radio’s website for one month.

Forward-Looking Statements

Statements in this release, including statements relating to any earnings or revenue projections, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to Cox Radio’s future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, our ability to execute our Internet strategy effectively, and other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

(See Attached Financial Tables)

Contact:
Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	John Buckley
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	buckley@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net revenues:
Local	$79,383	$81,273	$233,819	$232,370
National	25,753	27,678	72,805	72,635
Other	8,099	8,049	22,433	21,961

Total revenues	113,235	117,000	329,057	326,966
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown below)	21,331	27,878	64,218	74,588
Selling, general and administrative	41,415	40,596	127,355	120,566
Corporate general and administrative	5,124	4,485	14,874	13,664
Depreciation and amortization	2,811	3,142	8,512	9,025
Loss on loan guarantee	9	3,064	(122)	3,064
Other operating expenses, net	47	48	52	117

Operating income	42,498	37,787	114,168	105,942

Other income (expense):
Interest expense	(6,567)	(7,496)	(20,802)	(23,095)
Other- net	(1)	(99)	(25)	(287)

Income before income taxes	35,930	30,192	93,341	82,560

Current income tax expense	8,369	8,745	21,570	38,737
Deferred income tax expense (benefit)	6,104	3,086	15,955	(5,878)

Total income tax expense	14,473	11,831	37,525	32,859

Net income	$21,457	$18,361	$55,816	$49,701

Basic net income per share
Net income per common share	$0.21	$0.18	$0.56	$0.49

Diluted net income per share
Net income per common share	$0.21	$0.18	$0.55	$0.49

Weighted average basic common shares outstanding	100,486	100,557	100,555	100,544

Weighted average diluted common shares outstanding	100,714	100,686	100,799	100,714

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin, free cash flow, consolidated operating cash flow and consolidated debt.

•	Station operating income is operating income excluding other operating expenses, net, certain non-recurring items as defined in the tables below, depreciation and amortization, non-cash compensation expense, and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•	Free cash flow is net income plus deferred income tax expense (or less deferred income tax benefit), other items, net, other operating expenses, net, depreciation and amortization and non-cash compensation expense minus capital expenditures, adjusted for non-recurring items as defined in the tables below.

•	Consolidated operating cash flow is operating income excluding other operating expenses, net, certain non-recurring items as defined in the tables below, depreciation and amortization and non-cash compensation expense.

•	Consolidated debt is the sum of long-term debt and amounts due to/from Cox Enterprises.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Management uses consolidated operating cash flow and consolidated debt to monitor compliance with certain financial covenants in Cox Radio’s credit agreement and as a gauge of Cox Radio’s ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. Station operating income, free cash flow and consolidated operating cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow and consolidated operating cash flow should not be considered as alternatives to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Cox Radio also presents comparative net revenues excluding 2004 revenues attributable to the Atlanta Braves broadcasting agreement which was discontinued in 2004. Cox Radio believes that this presentation provides a more meaningful comparison for measuring performance. Please refer to the discussions of net revenues for the third quarter and first nine months of 2005 above for the data required to reconcile 2004 net revenues excluding the Atlanta Braves broadcasting agreement to GAAP net revenues.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)
	(In thousands)
Operating income	$42,498	$37,787	$114,168	$105,942
Adjustments:
Other operating expenses, net	47	48	52	117
Non-recurring item:
Loss on loan guarantee	9	3,064	(122)	3,064
Depreciation and amortization	2,811	3,142	8,512	9,025
Non-cash compensation expense	759	—	1,709	—
Corporate general and administrative (including $385 and $850 of non-cash compensation expense for the three and nine month periods ended September 30, 2005, respectively)	5,124	4,485	14,874	13,664

Station operating income	$51,248	$48,526	$139,193	$131,812

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)
	(In thousands)
Net income	$21,457	$18,361	$55,816	$49,701
Adjustments:
Deferred income tax expense (benefit)	6,104	3,086	15,955	(5,878)
Other items, net	1	99	25	287
Other operating expenses, net	47	48	52	117
Depreciation and amortization	2,811	3,142	8,512	9,025
Non-cash compensation expense	1,144	—	2,559	—
Capital expenditures	(3,121)	(2,372)	(8,397)	(6,342)
Non-recurring items:
Loss on loan guarantee	9	3,064	(122)	3,064
Deferred tax adjustment related to anticipated conclusion of income tax audits	—	1,076	—	19,203

Free cash flow	$28,452	$26,504	$74,400	$69,177

The following table reconciles operating income for the twelve months ended September 30, 2005, from Cox Radio’s financial statements presented in accordance with GAAP, to consolidated operating cash flow, a non-GAAP financial measure.

Twelve Months Ended September 30, 2005
(Unaudited)
(In thousands)
Operating income	$151,903
Adjustments:
Other operating expenses, net	1,028
Non-recurring item:
Loss on loan guarantee	(122)
Depreciation and amortization	11,354
Non-cash compensation expense	2,559

Consolidated operating cash flow	$166,722

The following table reconciles balance sheet debt, from Cox Radio’s financial statements presented in accordance with GAAP, to consolidated debt, a non-GAAP financial measure.

As of September 30, 2005
(Unaudited)
(In thousands)
Balance sheet debt:
Due from Cox Enterprises	$(9,872)
Long-term debt	424,970

Consolidated debt	$415,098